News Release

P. O. Box 1980
Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:                 Glenn Eanes
Vice President and Treasurer
540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

WINCHESTER, Virginia (August 23, 2011) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its first quarter ended July 31, 2011.

Net sales improved by 20% compared with the first quarter of the prior fiscal year to $131,199,000. The Company experienced an increase in sales in both its remodel and new construction sales channels compared with the first quarter of its prior fiscal year.

The Company generated a net loss of ($2,716,000) or ($0.19) per diluted share during the first quarter of the current fiscal year, compared with a net loss of ($3,418,000) or ($0.24) per diluted share in the first quarter of its prior fiscal year.

Gross profit for the first quarter of fiscal year 2012 was 14.0% of net sales, compared with 13.2% in the first quarter of the prior fiscal year. The improvement in gross profit margin reflected the beneficial impact of increased sales volume on direct labor and manufacturing overhead costs. These beneficial factors were partially offset by higher sales promotional expenses and by the unfavorable impact of higher materials and fuel costs.

Selling, general and administrative costs were 17.0% of net sales in the first quarter of the current fiscal year, down from 18.2% of net sales in the first quarter of the prior fiscal year. The Company’s operating expense ratio was favorably impacted by the 20% improvement in net sales that more than offset the 12% increase in costs.

The Company generated positive free cash flow of $2.1 million (defined as cash provided by operating activities net of cash used for investing activities) in the first quarter of the current fiscal year, compared with negative free cash flow generated in the first quarter of the prior fiscal year of $0.3 million. The improvement in free cash flow was driven primarily by the reduction in net loss and by the timing of cash receipts and disbursements.

The Company ended the first quarter of fiscal year 2012 with cash, cash equivalents and restricted cash of $70.5 million, up from $66.2 million one year ago, and a debt-to-capital ratio of 13.9%.

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AMWD Announces First Quarter Results

August 23, 2011

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates eleven manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces First Quarter Results

August 23, 2011

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended
	July 31
	2011	2010

Net Sales	$131,199	$109,303
Cost of Sales & Distribution	112,792	94,916
Gross Profit	18,407	14,387
Sales & Marketing Expense	15,976	14,103
G&A Expense	6,341	5,822
Restructuring Charges	15	23
Operating Loss	(3,925)	(5,561)
Interest & Other (Income) Expense	(17)	(26)
Income Tax Benefit	(1,192)	(2,117)
Net Loss	$(2,716)	$(3,418)

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	14,299,683	14,222,151

Loss Per Diluted Share	$(0.19)	$(0.24)

Condensed Consolidated Balance Sheet

	July 31	April 30
	2011	2011

Cash & Cash Equivalents	$56,118	$55,420
Customer Receivables	30,703	31,067
Inventories	25,186	24,471
Other Current Assets	9,909	9,458
Total Current Assets	121,916	120,416
Property, Plant & Equipment	97,632	100,628
Restricted Cash	14,419	14,419
Other Assets	33,590	32,907
Total Assets	$267,557	$268,370

Current Portion - Long-Term Debt	$932	$928
Accounts Payable & Accrued Expenses	50,637	49,916
Total Current Liabilities	51,569	50,844
Long-Term Debt	24,497	24,655
Other Liabilities	40,085	38,906
Total Liabilities	116,151	114,405
Stockholders' Equity	151,406	153,965
Total Liabilities & Stockholders' Equity	$267,557	$268,370

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AMWD Announces First Quarter Results

August 23, 2011

Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	July 31
	2011	2010

Net Cash Provided by Operating Activities	$4,208	$1,686
Net Cash Used by Investing Activities	(2,087)	(2,035)
Free Cash Flow	2,121	(349)

Net Cash Used by Financing Activities	(1,423)	(1,126)
Net Increase/(Decrease) in Cash and Cash Equivalents	698	(1,475)
Cash and Cash Equivalents, Beginning of Period	55,420	53,233

Cash and Cash Equivalents, End of Period	$56,118	$51,758

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